-----------------------                                  ---------------------
 CUSIP NO. 265903 10 4               13G                        PAGE 1
-----------------------                                  ---------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.1)/1/


                         Dura Automotive Systems, Inc.
                         -----------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $.01 per share
                 ----------------------------------------------
                         (Title of Class of Securities)

                                  265903 10 4
                                  ------------
                                 (CUSIP Number)



                                     Page 1





------------------------------

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
 CUSIP NO. 265903 10 4                13G                       PAGE 2
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      J2R Corporation
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          408,211 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          408,211 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      408,211 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 265903 10 4                13G                       PAGE 3
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      S.A. Johnson
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      US

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            59,668 (See Item 4)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          408,211 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             59,668 (See Item 4)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          408,211 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      467,879 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 265903 10 4                13G                       PAGE 4
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Mary L. Johnson
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      US

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            9,179 (See Item 4)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          408,211 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             9,179 (See Item 4)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          408,211 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      417,390 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 265903 10 4                13G                       PAGE 5
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Scott D. Rued
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      US

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            25,898 (See Item 4)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          408,211 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             25,898 (See Item 4)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          408,211 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      434,109 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 265903 10 4                13G                       PAGE 6
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Robert R. Hibbs
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      US

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            22,949 (See Item 4)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          408,211 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             22,949 (See Item 4)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          408,211 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      431,160 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)    Name of Issuer:
             --------------

             Dura Automotive Systems, Inc. (the "Company").

Item 1(b)    Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             4508 IDS Center
             Minneapolis, Minnesota 55402

Item 2(a)    Names of Persons Filing:
             -----------------------

             J2R Corporation
             S.A. Johnson
             Mary L. Johnson
             Scott D. Rued
             Robert R. Hibbs
             (Such persons are collectively referred to as the "J2R Reporting Persons.")

             On February 14, 1997, the J2R Reporting Persons filed a Schedule 13G (the "Original Schedule 13G") jointly with Alkin Co. and certain affiliates (the "Alkin Reporting Persons") and certain members of the Company's management (the "Management Reporting Persons"). The relationships described in Items 2(a) and 4(a) of the Original Schedule 13G among the J2R Reporting Persons, the Alkin Reporting Persons and the Management Reporting Persons remain unchanged. Pursuant to the Joint Filing Agreement, filed as Exhibit I to the Original Schedule 13G, each party thereto is independently responsible for filing timely amendments, and for the accuracy and completeness of the information concerning such person contained therein. This Amendment No. 1 is filed by the J2R Reporting Persons to reflect the correct number of Class B Common Stock shares owned by J2R Corporation, which was inadvertently misstated in the Original Schedule 13G. Current information regarding the other J2R Reporting Persons is also included herein.

Item 2(b)    Address of Principal Business Office or, if none, Residence:
             -----------------------------------------------------------

             (no changes)

Item 2(c)    Citizenship:
             -----------

             (no changes)

Item 2(d)    Title of Class of Securities:
             ----------------------------

             Class A Common Stock, par value $.01 per share.

Item 2(e)    CUSIP No.:
             ---------

             265903 10 4

Item 3       If this statement is file pursuant to Rules 13d-1(b), or 13d-2(b),
             ------------------------------------------------------------------
             check whether the person filing is a:
             ------------------------------------

             This statement is filed pursuant to Rule 13d-1(c). As such, the listed alternatives are not applicable.

Item 4       Ownership:
             ---------

             (a) Amount Beneficially Owned:

             J2R is the direct beneficial owner of the 408,211 shares of Class B Common Stock set forth on the cover page naming J2R as a reporting person (the "J2R Shares"). Messrs. Johnson, Rued and Hibbs and Ms. Johnson are the direct beneficial owners of 59,668, 25,898, 22,949 and 9,179 shares of Class B Common Stock, respectively. This Amendment No. 1 is filed to reflect the correct number of shares of Class B Common Stock directly beneficially owned by J2R, which was inadvertently misstated as 409,291 on the Original Schedule 13G. As officers and/or stockholders of J2R, each of the J2R Reporting Persons who are individuals may be deemed to be a beneficial owner of the J2R Shares. Messrs. Johnson, Rued and Hibbs and Ms. Johnson each expressly disclaims beneficial ownership of the J2R Shares, and the filing of this form shall not constitute an admision that any of such individuals is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of such securities.

             (b) Percent of Class: (Based on 3,825,756 shares of Class A Common Stock outstanding as of March 21, 1997, plus a certain additional amount which accounts for that respective Reporting Person's shares of Class B Common Stock on a converted basis.)

             Reference is made hereby to Box 11 (subject to Box 10) of the Cover Page for each respective J2R Reporting Person for purposes of disclosing the percent of the class owned by such Reporting Person.

             (c) Number of Shares as to which such person has:

                   (i)   Sole power to vote or direct the vote:
                   (ii)  Shares power to direct the vote:
                   (iii) Sole power to dispose of or to direct the disposition of:
                   (iv) Shared power to dispose of or direct the disposition of:

             Reference is made hereby to Boxes 5,6,7 and 8 (subject to Box 10) of the Cover Page for each respective J2R Reporting Person for purposes of disclosing the number of shares to which such Reporting Person has sole or shared voting or dispositive power. Reference is also made to Items 2(a) and 4(a) of this Schedule and of the Original Schedule 13G for a description of the shares beneficially owned by, and relationships, if any, existing between, the parties.

Item 5       Ownership of Five Percent or Less of a Class:
             --------------------------------------------

             If this statement is filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficially owners of more than five percent of the class of securities, check the following [ ].

Item 6       Ownership of More Than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------

             Not applicable

Item 7       Identification and Classification of the Subsidiary Which Acquired
             ------------------------------------------------------------------
             the Security Being Reported on By the Parent Holding Company:
             ------------------------------------------------------------

             Not applicable

Item 8       Identification and Classification of Members of the Group:
             ---------------------------------------------------------

             Not applicable

Item 9       Notice of Dissolution of Group:
             ------------------------------

             Not applicable

Item 10      Certification:
             -------------

             Not applicable

                            EXHIBITS AND APPENDICES


Exhibit I Joint Filing Agreement among the Reporting Persons pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: May 27, 1997                      J2R Corporation


                                             /s/ S.A. Johnson
                                        By:  __________________________________
                                             President
                                        Its: __________________________________

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: May 27, 1997


                                         /s/ S.A. Johnson
                                         ______________________________________
                                         S.A. Johnson

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: May 27, 1997


                                         /s/ Mary L. Johnson
                                         _______________________________________
                                         Mary L. Johnson

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: May 27, 1997


                                         /s/ Scott D. Rued
                                         ______________________________________
                                         Scott D. Rued

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: May 27, 1997


                                         /s/ Robert R. Hibbs
                                         _______________________________________
                                         Robert R. Hibbs

                                   EXHIBIT I
                                   ---------

             AMENDMENT NO. 1 TO SCHEDULE 13G JOINT FILING AGREEMENT

          The undersigned and each other person executing this joint filing agreement (this "Agreement") agree as follows:

          (i) The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13G to which this Exhibit is attached and such Schedule 13G is filed on behalf of the undersigned and each other person executing this Agreement; and

          (ii) The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.


                           *     *     *     *     *

Date: May 27, 1997



J2R Corporation


     /s/ S.A. Johnson
By:  _____________________________________
     President
Its: _____________________________________

     /s/ S.A. Johnson
     _____________________________________
     S.A. Johnson

     /s/ Mary L. Johnson
     _____________________________________
     Mary L. Johnson

     /s/ Scott D. Rued
     _____________________________________
     Scott D. Rued

     /s/ Robert R. Hibbs
     _____________________________________
     Robert R. Hibbs